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                                                                EXHIBIT(A)(1)(K)

MERRILL LYNCH & CO.
WORLD FINANCIAL CENTER
SOUTH TOWER
NEW YORK, NEW YORK 10281

                             SHAW INDUSTRIES, INC.
                                AMENDMENT TO THE
     OFFER TO PURCHASE FOR CASH UP TO 12,000,000 SHARES OF ITS COMMON STOCK (INCLUDING ASSOCIATED SERIES A PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS)

           TO INCREASE THE PURCHASE PRICE TO NOT IN EXCESS OF $15.50
                         NOR LESS THAN $13.50 PER SHARE

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED AND NOW EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, APRIL 19, 2000,
                     UNLESS THE OFFER IS FURTHER EXTENDED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     Shaw Industries, Inc., a Georgia corporation, has amended its offer to purchase for cash up to 12,000,000 shares (or such lesser number of shares as are properly tendered) of its common stock, including the associated rights to purchase preferred stock, at a price not in excess of $15.50 nor less than $13.50 per share, as specified by tendering shareholders, upon the terms and subject to the conditions set forth in its Original Offer to Purchase, dated March 13, 2000, the Supplement to the Offer to Purchase dated April 5, 2000, the related Original Letter of Transmittal and the Supplement to the Letter of Transmittal.

     Shaw will determine a single per share price that it will pay for shares properly tendered and not properly withdrawn pursuant to the offer, taking into account the number of shares so tendered and the prices specified by tendering shareholders. Shaw will select the lowest purchase price that will allow it to purchase up to 12,000,000 shares (or such lesser number of shares as are properly tendered and not withdrawn) at a price not in excess of $15.50 nor less than $13.50 per share. In determining which shares it will acquire by means of the modified "Dutch Auction." Shaw will add the shares tendered by those shareholders who have indicated their willingness to accept the price determined in the offer to those shares tendered at $13.50. Accordingly, shares tendered at the price determined in the offer will be treated the same as shares tendered at $13.50. No separate consideration will be paid for the preferred stock purchase rights. All shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased at the purchase price, subject to the conditions of the offer, including the proration, odd lot priority and conditional tender provisions. Shares tendered at prices greater than the purchase price and not properly withdrawn and shares not purchased because of proration or conditional tenders, will be returned at Shaw's expense promptly after the expiration of the offer. All shares acquired in the offer will be acquired at the purchase price. Shaw reserves the right, in its sole discretion, to purchase more than 12,000,000 shares pursuant to the offer. See Sections 1 and 15 of the Original Offer to Purchase.

     If, prior to the expiration of the offer, more than 12,000,000 shares (or such greater number of shares as Shaw may elect to purchase) are properly tendered and not properly withdrawn, Shaw will purchase shares first from odd lot holders who properly tender their shares at or below the purchase price and then on a pro rata basis from all other shareholders whose shares are properly tendered at or below the purchase price and not withdrawn. If any shareholder tenders shares and does not wish to have the shares purchased subject to proration, the shareholder may tender shares subject to the condition that a specified minimum number of shares (which may be represented by designated stock certificates) be purchased. See Sections 1, 3 and 6 of the Original Offer to Purchase and Sections 1 and 3 of the Supplement to the Offer to Purchase.

     The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to certain other conditions. See
Section 7 of the Original Offer to Purchase.

     For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. Supplement to the Offer to Purchase, dated April 5, 2000;

          2. Supplement to the Letter to Clients which may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the offer;

          3. Letter, dated April 5, 2000, from Robert E. Shaw, Chairman of the Board and Chief Executive Officer of Shaw, to shareholders of Shaw;

          4. Supplement to the Letter of Transmittal for your use and for the information of your clients;
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          5. Supplement to the Notice of Guaranteed Delivery to be used to accept the offer if the share certificates and all other required documents cannot be delivered to the Depositary by the expiration of the offer or if the procedure for book-entry transfer cannot be completed on a timely basis; and

          6. A return envelope addressed to EquiServe Trust Company, N.A., the Depositary.

     We urge you to contact your clients as promptly as possible. The offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, April 19, 2000, unless the offer is further extended.

     No fees or commissions will be payable to brokers, dealers or any person for soliciting tenders of shares pursuant to the offer other than fees paid to the Dealer Manager, the Information Agent or the Depositary as described in the Original Offer to Purchase and the Supplement to the Offer to Purchase. However, a tendering shareholder who holds shares with such shareholder's custodian may be required by such custodian to pay a service charge or other fee. Shaw will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. Shaw will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in Instruction 9 of the Supplement to the Letter of Transmittal.

     In order to take advantage of the offer, a duly executed and properly completed Supplement to the Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered shares or confirmation of their book-entry transfer all in accordance with the instructions set forth in the Supplement to the Letter of Transmittal and the Supplement to the Offer to Purchase.

     As described in Section 3, "The Offer-Procedures for Tendering Shares," of the Original Offer to Purchase and the Supplement to the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates or concurrent compliance with the procedure for book-entry transfer, if such tenders are made by bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended. Certificates for shares so tendered (or a confirmation of a book-entry transfer of such shares into the Depositary's account at The Depository Trust Company), together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Supplement to the Letter of Transmittal, must be received by the Depositary within three New York Stock Exchange trading days after timely receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

     Any inquiries you may have with respect to the offer should be addressed to Merrill Lynch & Co. or to the Information Agent at their respective addresses and telephone numbers set forth on the back cover page of the Supplement to the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from the Information Agent at (800) 346-7885 (for banks and brokerage firms) and (877) 977-6197 (for all others).

                                          Very truly yours,

                                          MERRILL LYNCH & CO.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF SHAW OR ANY OF ITS AFFILIATES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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